Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Bodhi Tree Biotechnology Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Title of Class of Security being registered	Amount to be Registered	Proposed maximum offering price per share(1)	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Common Stock, par value $0. 0001 per share (the “Common Stock”)(2)	8,774,375	$0.12	$1,052,925	0.0001531	$161.20
Total			$1,052,925		$161.20

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”). Our Common Stock is not traded on any national exchange and in accordance with Rule 457. As of the date of this registration statement, we plan to engage with a market maker to file an application with the Financial Industry Regulatory Authority (“FINRA”) to have our Common Stock quoted on OTCQB. However, there can be no assurance that the application for quotation will be approved by FINRA.
(2)	Representing the resale by our selling shareholders of up to 8,774,375 shares of Common Stock